December 2013 Pricing Sheet dated December 20, 2013 relating to Preliminary Terms No. 77 Dated December 19, 2013 Registration Statement No. 333-177923 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
PRICING TERMS — DECEMBER 20, 2013
Issuer:	JPMorgan Chase & Co.
Maturity date:	June 24, 2021, subject to adjustment for certain market disruption events and as described under “Description of the Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-I
Underlying index:	Dow Jones Industrial AverageSM
Aggregate principal amount:	$2,500,000
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Supplemental redemption amount:
(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $10.20 per $10 stated principal amount note

Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 16,221.14
Final index value:	The arithmetic average of the index closing values of the underlying index on each of the ending averaging dates
Ending averaging dates:	April 20, 2021, May 20, 2021 and June 21, 2021 (the “final ending averaging date”)
Participation rate:	100%
Maximum payment at maturity:	$20.20 (202% of the stated principal amount)
Stated principal amount:	$10 per $10 stated principal amount note
Issue price:	$10 per $10 stated principal amount note (see “Commissions and issue price” below)
Pricing date:	December 20, 2013
Original issue date (settlement date):	December 26, 2013
CUSIP / ISIN:	48127A351/ US48127A3510
Listing:	The notes will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per note	$10.00	$0.35	$9.65
Total	$2,500,000.00	$87,500.00	$2,412,500.00
(1)	See “Additional Information about the Notes — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the notes.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives of $0.35 per $10 stated principal amount notefrom us to Morgan Stanley Smith Barney LLC.  See “Underwriting (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. MS-7-I.

The estimated value of the notes on the pricing date as determined by JPMS was $9.373 per $10 stated principal amount note.  See “Additional Information about the Notes — JPMS’s estimated value of the notes” in the accompanying preliminary terms for additional information.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-7-I, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” in the accompanying preliminary terms.

Preliminary terms no. 77 dated December 19, 2013: http://www.sec.gov/Archives/edgar/data/19617/000119312513479448/d647512dfwp.htm
Product supplement no. MS-7-I dated December 19, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313007365/crt_dp42654.pdf
Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.